LEVEL TERM INSURANCE RIDER
  RENEWABLE TERM INSURANCE
    ON THE ADDITIONAL INSURED PERSON

In this rider, "we," "our" and "us" mean Equitable Variable Life Insurance Company. "You" means the owner of the policy at the time an owner's right is exercised.

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THIS RIDER'S  BENEFIT AND ITS COST. We will pay to the Beneficiary the amount of term insurance in effect under this rider at the additional insured person's death, when we receive proof that the additional insured person died before this rider's Term Expiry Date. This rider's Term Expiry Date is the Initial Term Expiry Date unless this rider is renewed. If it is renewed, the Term Expiry Date is the tenth policy anniversary after the latest renewal, but not later than the Final Term Expiry Date, which is the policy anniversary nearest the additional insured person's 65th birthday.

The Policy Information section of the policy or the rider that adds this benefit shows the name of the additional insured person, the amount of term insurance on the additional insured person, this rider's Initial Term Expiry Date and the scheduled premiums for this benefit.

While this rider is in effect, its charge will be part of the monthly deduction from the Policy Account. The charge is based on the additional insured person's sex, attained age, smoker or non-smoker status and rating class. It will never be more than the charge shown in the Table of Maximum Monthly Charges for Benefits on Page 4-Continued of the policy.

THE BENEFICIARY FOR THIS BENEFIT. The term "Beneficiary" in this rider means only the Beneficiary for the benefit payable at the additional insured person's death. The term "beneficiary" in other provisions of the policy means only the beneficiary for the benefits payable at the insured person's death.

You will be the Beneficiary for the benefit payable at the additional insured person's death, unless another Beneficiary for it has been named in the application or by any later change and is living at the additional insured person's death.

While the additional insured person is living, you may change the Beneficiary by written notice in a form satisfactory to us. The change will take effect on the date you sign the notice, except that it will not apply to any payment we make or other action we take before we receive the notice.

If two or more persons are named Beneficiary, those surviving the additional insured person will share equally unless otherwise stated.

HOW YOU MAY RENEW THIS RIDER. You may renew this rider on any Term Expiry Date before the Final Term Expiry Date if this policy and rider are in force on that date. Scheduled premiums for renewals are shown in the Policy Information section of the policy.

HOW YOU MAY EXCHANGE THIS RIDER FOR A NEW POLICY. While this rider is in effect you may exchange it for a new policy on the life of the additional insured person. You may do this at the beginning of any policy month that is on or before the policy anniversary nearest the additional insured person's 62nd birthday. We will not ask for evidence of insurability, except as stated below for additional benefit riders.

The new policy will have an insurance amount equal to the amount of term insurance in effect on this rider on the date of exchange. Or, you may choose a lower amount allowed by our rules then in effect.

The Register Date of the new policy will be the date of exchange. Premiums for the new policy will be based on our rates in effect on that date. They will be for the additional insured person's then attained insurance age and for the same class of risk as for this rider. You may choose that the new policy be on any level premium plan of insurance for which it qualifies under our rules then in effect as to plan, amount, age and class of risk.

You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of the additional insured person's insurability satisfactory to us.

The first premium for the new policy must be received by us on or within 31 days before the date of exchange. We will tell you the amount of the first premium for the new policy on request.

WHEN THIS RIDER WILL TERMINATE.  This rider will not be in effect:

1.   On and after its Term Expiry Date, if not renewed;

2. If the policy is terminated or is being continued under an Option on Lapse. (However, if the policy terminates because the insured person died, the terms of the Survivor's Insurance Option and Temporary Insurance Benefit shall apply.); or

3.   If this rider is exchanged for a new policy.


R90-210   Renewable Term Insurance (On Additional Insured Person)

                                                             (continued on back)

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You may terminate  this rider by asking for this in writing.  The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

HOW YOU MAY REINSTATE THIS RIDER. If you reinstate the policy, you may reinstate it with this rider in accordance with the section of the policy entitled "Reinstatement." You must also provide evidence of the additional insured person's insurability satisfactory to us.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If the additional insured person's age or sex has been misstated on any application, we will adjust any death benefits of this rider to reflect the correct age and sex.

SUICIDE EXCLUSION. If the additional insured person commits suicide, while sane or insane, within two years after the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy, our liability under this rider will be limited to the payment of a single sum equal to the monthly deductions made for it.

If the insured person commits suicide while this rider is in effect, the Survivor's Insurance Option and Temporary Insurance Benefit will apply.

WHEN THIS RIDER IS INCONTESTABLE. We have the right to contest the validity of this rider based on material misstatements made in the application for it. However, this rider will become incontestable after it has been in effect during the lifetime of the additional insured person for two years from the later of:
(a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy. All statements made in such application are representations and not warranties.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy.

This rider has no cash or loan value. It does not affect any reserve referred to in the policy.

You may choose while the additional insured person is living that any amount to be paid under this rider be applied for the benefit of the Beneficiary under the payment options described in the section of the policy entitled "How Benefits Are Paid." If you have not done this, the Beneficiary will have this right when the additional insured person dies. If you change the Beneficiary, any previous choice of payment options under this rider is canceled. You may choose a payment option for the new Beneficiary in accordance with such section of the policy.

SURVIVOR'S INSURANCE OPTION AND TEMPORARY INSURANCE BENEFIT

If the insured person dies while this rider is in effect, the following option and benefit are applicable subject to the Suicide Exclusion of this rider.

THE SURVIVOR'S INSURANCE OPTION. If the insured person dies before the policy anniversary nearest the additional insured person's 62nd birthday, this rider may be exchanged for a new policy on the life of the additional insured person in accordance with the exchange provision of this rider. The exchange must be made within 90 days after the insured person's death. This may be done by you or, if you are not living, by the additional insured person. The new policy will take effect and have a Register Date on the 90th day after the insured person's death. All other terms and conditions of the exchange provision shall apply.

THE SURVIVOR'S TEMPORARY INSURANCE BENEFIT. If the additional insured person dies before the 90th day after the insured person's death, we will pay to the Beneficiary the amount of term insurance in effect under this rider on the additional insured person at the insured person's death. The payment will be made subject to the terms of this rider, including our receiving proof that the additional insured person died before that 90th day. We will pay any benefit for which there is no stated Beneficiary living at the death of the additional insured person to the children of the additional insured person who then survive, in equal shares. If none survive, we will pay the estate of the additional insured person.



                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY


             SPECIMEN                               SPECIMEN
 Joan B. Miastkowski   Secretary      Joseph J. Melone    Chairman of the Board


R90-210